Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Form 8-K of Genesis Energy, L.P. of our report dated March 31, 2017, relating to the combined financial statements of Alkali Chemicals Business (A Business of Tronox Limited) as of and for the three months ended March 31, 2015 and to incorporation by reference in Registration Statement No. 333-203259, Registration Statement No. 333-173337, Registration Statement No. 333-150239, Registration Statement No. 333-195858, and Registration Statement No. 333-219710 on Form S-3 and in Registration Statement No. 333-156084 on Form S-8.

/s/ RSM US LLP

Stamford, Connecticut

September 20, 2017